UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 23, 2008

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 23, 2008, certain European subsidiaries (named below) of The Goodyear Tire & Rubber Company (the "Company") amended and restated the definitive agreements for the pan-European accounts receivable securitization facility (the "Facility"). This amendment and restatement was previously announced at the Company’s investor meeting held on June 26, 2008. Among other terms, the amendments to the Facility increase the maximum amount of funding available under the Facility from €275 million to €450 million. This increase will enable the Company to take advantage of growth in its accounts receivable portfolio since the Facility was originally established, and to realize the benefits of this source of financing. The Facility will be subject to a customary annual renewal of back-up liquidity commitments. The funding commitments under the Facility will expire upon the earliest to occur of: (a) the business day preceding July 30, 2015, (b) the non-renewal and expiration (without substitution) of all of the liquidity commitments, or (c) the early termination of the Facility according to its terms or upon an event of default (referred to in the Facility as an "Early Amortisation Event"). Funding under the Facility is expected to occur on or about July 30, 2008.

The amended and restated facility involves the daily sale of substantially all of the trade accounts receivable of Goodyear Dunlop Tires France S.A. (France), Fulda Reifen GmbH & Co. KG (Germany), M-Plus Multimarkenmanagement GmbH & Co. KG (Germany), Goodyear GmbH & Co. KG (Germany), Dunlop GmbH & Co. KG (Germany), Goodyear Dunlop Tires OE GmbH (Germany), Goodyear Dunlop Tires España S.A. (Spain) and Goodyear Dunlop Tyres UK Ltd. (United Kingdom) (collectively, the "Sellers"), to Ester Finance Titrisation ("Ester"), a bankruptcy-remote French company controlled by one of the liquidity banks in the Facility. In addition, accounts receivable purchased from Goodyear Dunlop Tires Italia S.p.A. (Italy) ("Goodyear Italia") by Calyon (Milan Branch) will also be sold to Ester under the Facility. Ester will purchase the accounts receivable with (a) the cash proceeds of borrowings by three bank-sponsored issuers of commercial paper, and (b) a set-off against funds owed to the Sellers pursuant to two security deposits maintained by Dunlop Tyres Limited, an affiliate of the Sellers, with Ester. The Sellers and Goodyear Italia retain the responsibility for servicing the receivables, unless there has been an event of default and Ester elects to replace the Sellers and/or Goodyear Italia with a back-up servicer. The Sellers and Goodyear Italia pay fees under the Facility based on certain variable market interest rates and other agreed amounts. The amount of funding available under the Facility will depend upon the amount and quality of accounts receivable that are sold to Ester and the amount of commitments obtained from the liquidity banks. Currently there are liquidity bank commitments from Calyon S.A., Natixis S.A. and KBC Bank NV to support €450 million of funding. Calyon, Natixis and KBC Bank have provided banking services to the Company and its affiliates in the past.

The Facility has customary representations, warranties and covenants. In addition, it is an event of default under the Facility if Goodyear Dunlop Tire Europe B.V.’s ratio of Consolidated Net J.V. Indebtedness (which is determined net of cash and cash equivalents in excess of $100 million) to Consolidated European J.V. EBITDA is greater than 3.00 to 1.00. The defined terms for this financial test are substantially similar to those included in the European Revolving Credit Agreement, as amended and restated on April 20, 2007 (the "European Credit Facility"). If there is a waiver concerning, or amendment of, the provisions of the European Credit Facility related to this financial test that is approved by any combination of the lenders under the European Credit Facility and the liquidity banks under this Facility representing more than 50% of the aggregate amount of all loans and unused commitments under the European Credit Facility plus all liquidity commitments under this Facility, then the waiver or amendment will apply to this Facility. As a result, any such waiver or amendment could be applicable to this Facility even if less than 50% of the liquidity banks under this Facility approve that waiver or amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

July 28, 2008	By:	W. Mark Schmitz

Name: W. Mark Schmitz
Title: Executive Vice President and Chief Financial Officer